                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MAY 4, 2005

                  HAWAIIAN HOLDINGS CLARIFIES MARKET QUESTIONS
                          REGARDING OUTSTANDING SHARES

SAN DIEGO, CA - MAY 4, 2005 -- Hawaiian Holdings, Inc (AMEX/PCX: HA), in
response to certain questions raised, announced that following the emergence of its wholly owned subsidiary Hawaiian Airlines, Inc. from Bankruptcy, it currently anticipates that it would have approximately 45 million shares of common stock outstanding.

In addition, the Company will have reserved for issuance shares for (i)
employees under their collective bargaining agreements (approximately 1.5 million shares), (ii) options already granted (approximately 1.5 million shares)
and for future grants in the ordinary course (approximately 8 million shares),
(iii) the future conversion under the convertible notes expected to be issued at emergence (which conversion rate has not been finalized but is expected to be at a premium to market) and (iv) warrants to be issued to RC Aviation (in an amount equal to 5% of the fully diluted shares).

The timing and ultimate number of shares to be issued will be subject to a number of factors including market conditions at the time of emergence and the receipt of shareholder approval with respect to the increase in the number of authorized shares of the Company. There can be no assurance, however, that the
Company will regain control of Hawaiian Airlines in the near future.

ABOUT HAWAIIAN AIRLINES

Hawaiian Airlines, the nation's number one on-time carrier, is recognized as one of the best airlines in America. Readers of two prominent national travel magazines, Conde Nast Traveler and Travel + Leisure, have both rated Hawaiian as the top domestic airline serving Hawaii in their most recent rankings, and the fifth best domestic airline overall.

Celebrating its 76th year of continuous service, Hawaiian is Hawaii's biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to
Hawaii from more U.S. gateway cities than any other airline. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands, as well as service to Australia, American Samoa and Tahiti.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and
PCX: HA). Since the appointment of a bankruptcy trustee in May 2003, Hawaiian
Holdings has had no responsibility for the management of Hawaiian Airlines and has had limited access to information concerning the airline. Additional information about the Hawaiian Airlines is available at www.HawaiianAir.com.

                                      # # #

CONTACT:          RANDY JENSON
                  CHIEF FINANCIAL OFFICER
                  HAWAIIAN HOLDINGS, INC.
                  858-532-0832